Exhibit 99.1

ANI Pharmaceuticals Secures Refinancing for Convertible Debt Due December 2019 and Enters Amended Five-Year $265 Million Senior Secured Credit Facility

BAUDETTE, Minn., Dec. 27, 2018 /PRNewswire/ -- ANI Pharmaceuticals, Inc. ("ANI" or the "Company") (Nasdaq: ANIP) today announced that it has entered an amended and restated five-year Senior Secured Credit Facility (the "Facility") for up to $265.2 million with its existing syndicate of bank lenders (the "Bank Group"). The Facility amends ANI's current $125 million Senior Secured Credit Facility and is structured to provide ANI flexibility in refinancing its 3.00% Convertible Senior Notes due 2019 ("the Convertible Notes"). The principal feature of the Facility is a new $118.0 million Delayed Draw Term Loan available to refinance ANI's Convertible Notes maturing in December 2019. The Delayed Draw Term Loan is fully committed by the Bank Group and can be accessed by ANI at any time and in multiple tranches through December 1, 2019, subject to satisfaction of certain conditions precedent. The second feature is the extension of $72.2 million of Term Loan-A debt currently outstanding under the existing facility. In addition, the Facility increases the existing $50.0 million Senior Secured Revolving Credit Facility to $75.0 million. Both the Delayed Draw Term Loan and Senior Secured Revolving Credit Facility are undrawn as of this time. Interest on the Facility is LIBOR based and generally consistent with ANI's current borrowing arrangements with the Bank Group. The Facility is secured by the assets and equity interests of ANI and guaranteed by certain of its subsidiaries.

The Lead Arranger and Administrative Agent for the Facility is Citizens Bank, N.A. The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Huntington National Bank acted as Joint Lead Arrangers, while Regions Bank acted as Documentation Agent. The Facility is also funded by U.S. Bank National Association and J.P. Morgan Chase Bank, N.A.

Arthur S. Przybyl, ANI's President and CEO stated, "The expansion of our existing credit facility is a testament to the financial strength of ANI and signals our intent to refinance our Convertible Notes in a shareholder friendly manner." Stephen P. Carey, ANI's Vice President and CFO added, "Today's amendment provides ANI maximum flexibility in approaching the refinancing of our Convertible Notes maturing in December 2019, with the security of fully committed capital from our Bank Group. In addition, the expansion of the revolver portion of the Facility coupled with our cash on-hand, continued cash flow from operations, and on-going support of our Bank Group will continue to support our future growth."

"At Citizens, we try to think about the needs of our clients from their point of view and offer holistic solutions," said Daniel K. Fitzpatrick, Executive President of Mid-Atlantic Region and Head of National Industry Verticals for Citizens Bank. "Leading flexible credit facilities so valued clients such as ANI Pharmaceuticals can grow is just one of the ways that Citizens delivers substantial value for our clients at every stage of their business life cycle."

About ANI

ANI Pharmaceuticals, Inc. is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation's oldest and largest financial institutions, with $158.6 billion in assets as of September 30, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,900 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the Company's use of proceeds of the Facility in the manner currently anticipated, including the refinancing of the Convertible Notes, in addition to statements about price increases, the Company's future operations, products financial position, operating results and prospects, the Company's pipeline or potential markets therefor, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "plans," "potential," "future," "believes," "intends," "continue," other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the Company's ability to meet its outstanding debt obligations; levels of indebtedness and restrictions on the Company's operations and activities imposed by the agreements governing the Company's outstanding indebtedness; the Company's sources of liquidity; changes in market conditions, including market factors affecting the price of debt and equity securities; the existence of alternative uses for the Company's cash; the risk that the Company may face with respect to importing raw materials; increased competition; acquisitions; contract manufacturing arrangements; delays or failure in obtaining product approval from the U.S. Food and Drug Administration; general business and economic conditions; market trends; products development; regulatory and other approvals and marketing.

More detailed information on these and additional factors that could affect the Company's actual results are described in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company's current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Investor Relations
IR@anipharmaceuticals.com